EXHIBIT 10(o)


                             AGREEMENT


     AGREEMENT dated as of September 17, 1993 by and between William
U. Parfet ("WUP") and The Upjohn Company ("TUC").

                            WITNESSETH:


     WHEREAS, WUP desires to resign from employment with TUC, and TUC and WUP desire to establish the terms and conditions under which WUP will resign from TUC;

     NOW, THEREFORE, TUC and WUP agree as follows:


           1. On or before September 30, 1993, WUP shall voluntarily resign from his position as Vice Chairman of the Board and shall be placed on terminal leave of absence status. He shall remain in that status until December 20, 1993, when he will terminate his employment with TUC. WUP shall continue as a member of the Board of Directors of TUC until further action by such Board or until he resigns from such Board. WUP shall continue to receive monthly compensation at his current base salary until December 20, 1993. WUP shall not be eligible to participate in the TUC Employment Transition Assistance program.

           2. Subject to the approval of the Compensation and Incentive Committee of the TUC Board of Directors on or before September 21, 1993, in consideration of the waiver and covenants set forth in Section 10 hereof, WUP shall receive, within ten (10) days after he resigns as Vice Chairman of the Board, a special cash bonus in an amount equal to $1,772,500. This payment will not be used to determine final average salary for the purposes of calculating WUP's retirement benefits.

           3. During the period of his terminal leave of absence, WUP shall continue to accrue Point Service and Benefit Service under The Upjohn Retirement Plan. After he terminates employment with TUC, WUP shall have the status of a terminated vested employee under The Upjohn Retirement Plan and shall be eligible to receive retirement benefits thereunder consistent with the terms of that Plan.

               Subject to the approval of the Compensation and Incentive Committee of the TUC Board of Directors on or before September 21, 1993, in consideration of WUP waiving his rights to any payments under The Upjohn Supplemental Retirement Plan and The Upjohn Replacement and Deferred Benefit Plan, notwithstanding any provisions in said Plans to the contrary, WUP shall receive a non-qualified supplemental payment of $2,400,000 within ten (10) days after he resigns as Vice Chairman of the Board. Thereafter, WUP shall have no further rights under The Upjohn Supplemental Retirement Plan or The Upjohn Replacement and Deferred Benefit Plan.

           4. After commencement of his terminal leave of absence, WUP shall be paid for any unused 1993 vacation days. There will be no further vacation or preference holiday accrual or payment during the terminal leave of absence. He shall also be entitled to receive a full 1993 Christmas Bonus at the time paid to regular TUC employees.

           5. During his terminal leave of absence, WUP may continue to participate in The Upjohn Group Medical/Dental Plan and The Upjohn Group Life Insurance Plan at active employee rates, although payment of benefits will be coordinated with any other applicable coverages. After he terminates employment, WUP shall have the right to continue group medical/dental coverage to the same extent as a TUC retiree retiring at the same time and with like years of service although payment of benefits will be coordinated with any other medical/dental benefits to which WUP, his spouse or his eligible dependents may be entitled. Even though WUP is not actually a retiree of TUC, he shall have the same rights with respect to group medical/dental coverage as if he had actually been a retiree.

           6. Subject to the approval of the Compensation and Incentive Committee of the TUC Board of Directors on or before September 21, 1993, WUP shall be entitled to exercise any stock options that he is entitled to exercise when he terminates employment during the applicable 3 or 5 year period following approved termination of employment authorized by the applicable stock option grant, provided WUP has not breached any provisions of this Agreement, including in particular, but without limiting the generality of the foregoing, the agreements contained in Section 10 hereof. If such a breach should occur, any stock options and the special compensation described below in this section that WUP is then still entitled to exercise shall be forthwith canceled. The stock options issued to WUP in February 1993 will not become exercisable, but, in lieu thereof, WUP shall be entitled to receive as special compensation an amount of cash equal to the amount by which the Fair Market Value (as defined in the Stock Option Plan) of one share of TUC Common Stock on the effective date of such election shall exceed $28.1875 multiplied by 40,000 (subject to appropriate adjustment in the event of any recapitalization of TUC stock). WUP may elect to receive the foregoing compensation by delivery of a written notice of such election to the TUC Stock Option Office, which will be effective upon receipt. The election must be made in full and may be made at any time during the period from February 16, 1994 until September 30, 1998, or, if earlier, by WUP's legal representative within one year from his death.

           7. During the period of his terminal leave of absence, for as long as WUP continues to receive monthly compensation under Paragraph 1 above, provided WUP does not breach any provisions of this Agreement, including in particular, but without limiting the generality of the foregoing, the agreements contained in Section 10 hereof, WUP may continue to make employee contributions to The Upjohn Employee Savings Plan, and receive employer matching contributions with respect to such contributions. After he terminates employment, WUP shall not be eligible to make any further contributions to The Upjohn Employee Savings Plan, but he can settle his account at that time or defer settlement until any time up to age 70-1/2. WUP shall be eligible to receive an additional employer matching contribution with respect to his 1993 contributions to the Plan if such a contribution is approved by the TUC Board of Directors.

           8. On December 18, 1993, WUP shall earn the 2,400 shares of Upjohn Common Stock that he received pursuant to his Restricted Stock Agreement dated January 31, 1991, together with the supplemental payments described in such agreement. WUP will not earn the 4,000 shares of Common Stock he received pursuant to his Restricted Stock Agreement dated September 29, 1992, and WUP shall deliver to the Secretary of TUC his stock certificates representing such shares prior to December 1, 1993.

           9. WUP shall receive, within ten (10) days after he resigns as Vice Chairman of the Board, a payment of $310,000 in lieu of any 1993 incentive compensation award that he otherwise would have been entitled to under the Incentive Compensation Plan. WUP will receive his deferred incentive compensation awards (both voluntary and mandatory deferred amounts) beginning in March 1994.

          10. Provided the Compensation and Incentive Committee of the TUC Board of Directors has approved the payments to WUP of the amounts described in Sections 2 and 3 above, and in consideration of such payments, WUP will and hereby does (i) release and discharge TUC, all TUC subsidiaries and all of their respective officers, directors, agents and employees from any and all claims, known or unknown, which he may have, including any claims arising from or relating to his employment or its termination pursuant to this Agreement and more particularly, but without limiting the generality of the foregoing, any claims arising under state or federal law relating to violations of statute or public policy, wrongful discharge, breach of express or implied employment contract, or age, race, religious, ethnic or other discrimination (including, but not limited to, the federal Age Discrimination in Employment Act [ADEA]);
(ii) represent that he has not commenced, and agree not to commence in the future, any litigation or administrative proceedings based upon any claim which is the subject of the foregoing release; (iii) agree to consult with TUC, upon request, regarding activities with which he is familiar, including cooperating fully with TUC and its attorneys and testifying (if and when requested) in defending litigation against or involving TUC or its officers, directors, agents or employees; (iv) agree to maintain the confidentiality of all business plans, trade secrets, operating procedures and other confidential or proprietary information of TUC to which he has had access; (v) agree to return all TUC materials in his possession upon request from TUC; (vi) agree not to communicate the specific terms of this Agreement to any person, except that disclosure may be made to his attorney, his financial and tax advisors and members of his immediate family, provided each such person agrees to similarly maintain the confidentiality of the terms of this Agreement; (vii) neither seek nor accept employment with a major competitor of TUC (another company of similar size and product line) nor consult with or in any way advise or assist any such competitors of TUC for a period of two years after his resignation, unless approved in advance in writing by the Chief Executive Officer of TUC, which approval shall not be unreasonably withheld; and (viii) agree not to disparage or make any derogatory comments concerning the business or products of TUC, or any of its current or former directors, officers or employees.

          11. Nothing contained herein shall preclude WUP from seeking, accepting or commencing other employment, except as provided in Section 10 (vii) hereof, during the period of the terminal leave of absence and the acceptance or commencement of such employment during such period shall not affect WUP's right to receive the payments described herein.

          12. In the event WUP breaches the terms of this Agreement, WUP agrees to forthwith repay to TUC the amount previously paid to him by TUC under Section 2 hereof.

          13. This Agreement affects important legal rights. WUP acknowledges that he has consulted an attorney of his choice about it and has knowingly, voluntarily and willfully entered into this Agreement.

          14. The provisions of this Agreement are severable, and if any provision is found to be unenforceable, the remaining provisions shall remain fully enforceable.

          15. This Agreement shall not in any way be construed as an admission by TUC or any of the other released parties referred to in Section 10 that it or they have acted wrongfully with respect to WUP or that WUP has any rights whatsoever against TUC or any of the other released parties referred to in Section 10.

          16. WUP acknowledges that in executing this Agreement, he has not relied upon any representation by TUC or any of its current or former directors, officers, employees or agents not set forth in this Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written statements, promises or agreements. It may be amended only by a writing signed by both parties.

          17. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

             THE UPJOHN COMPANY


             By__________LEY S. SMITH___________
                         Ley S. Smith


             __________WILLIAM U. PARFET_________
                       William U. Parfet